EXHIBIT 2

ADB Systems International Inc.
Consolidated Statement of Operations
(expressed in thousands of Canadian dollars, except per share amounts)
(Canadian GAAP, Unaudited)

	Three Months Ended June 30			Six Months Ended June 30
	2002	2002	2001	2002	2002	2001
		translated into US$ at Cdn$ 1.5190 for convenience			translated into US$ at Cdn$ 1.5190 for convenience
Revenue	$1,538	$1,013	$1,415	$3,025	$1,991	$2,670
Customer acquisition costs	—	—	—	—	—	(19)

Net revenue	$1,538	$1,013	$1,415	$3,025	$1,991	$2,651

General and administrative	$1,971	$1,298	$3,610	$3,463	$2,280	$5,523
Sales and marketing costs	506	333	935	995	655	2,340
Software development and technology	864	569	787	2,037	1,341	1,774
Depreciation and amortization	617	406	329	1,239	816	638
Interest income	(14)	(9)	(160)	(32)	(21)	(273)

	$3,944	$2,597	$5,501	$7,702	$5,070	$10,002

Loss from the under-noted	$(2,406)	$(1,584)	$(4,086)	$(4,677)	$(3,079)	$(7,351)

Realized gains/(losses) on disposals of marketable securities, stategic investments, and recovery of assets	$4	$3	$3,060	$(98)	$(65)	$6,746
Unrealized gains/(losses) on revaluation of marketable securities strategic investments and impairments of assets	(50)	(33)	(234)	56	37	(1,134)
Retail activities settlement	—	—	(274)	—	—	(404)
Goodwill impairment	(14)	(9)	—	(14)	(9)	—
Restructuring charge	—	—	(613)	—	—	(613)

	$(60)	$(39)	$1,939	$(56)	$(38)	$4,595

Net loss for the period	$(2,466)	$(1,623)	$(2,147)	$(4,733)	$(3,117)	$(2,756)

Basic and diluted loss per share	$(0.06)	$(0.04)	$(0.08)	$(0.11)	$(0.08)	(0.10)

Weighted average common shares	41,538	41,538	27,320	41,538	41,538	27,320

Loss per share from operations	$(0.06)	$(0.04)	$(0.15)	$(0.11)	$(0.07)	$(0.27)

ADB Systems International Inc.
Consolidated Balance Sheet
(expressed in thousands of Canadian dollars)
(Canadian GAAP, Unaudited)

	June 30 2002	June 30 2002	December 31 2001
	(unaudited)	(unaudited)	(audited)
		(in US$)

		translated
		into US$ at
		Cdn$ 1.5190
		for
		convenience

Cash	$957	$630	$2,557
Marketable securities	494	325	1,658
Other current assets	1,398	920	1,419
Other assets	3,668	2,415	4,958

Total assets	$6,517	$4,290	$10,592

Current Liabilities	$1,760	$1,159	$1,696
Short term and long term deferred revenue	514	338	856
Long Term Debt	—	—	18
Minority Interest	3	2	8
Total shareholders’ equity	4,240	2,791	8,014

Total liabilities and shareholder’s equity	$6,517	$4,290	$10,592

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